Exhibit 10.55

ADVANCED C E L L TECHNOLOGY

September 29, 1997

Dr. James Robl, Ph.D.

University of Massachusetts

Department of Veterinary and Animal Science

Amherst, MA 01003

Re:                               Consulting Agreement

Dear Jim:

This letter confirms the Agreement between you and Advanced Cell Technology (“ACT”) under which you will serve on the ACT scientific advisory committee and perform consulting services to ACT on the following terms and conditions:

1.                                       Services.  The consulting services you will provide are described in the attached Exhibit A.

2.                                       Term.  This Agreement shall be for a period of one year commensing from October 1, 1997 and shall automatically renew for subsequent periods of one year each unless either party notifies the other in writing of an intention not to renew at least 60 days prior to the end of the then current period.

3.                                       Compensation.  The Company will pay you an amount of $48,000.00 per annum. Your compensation will accrue from day to day and be payable in once monthly installments.  In addition, Advanced Cell Technology agrees to provide you with a one-time signing bonus of $36,000 (thirty-six thousand dollars). It is further understood that the aforementioned signing bonus is a one time only bonus and that subsequent renewal of this or any similar consulting agreement between the parties will not include payment of such signing bonus.

3.2         You will be granted immediately upon the initiation of the 1997 Incentive Stock Option Agreement, a fully vested option to purchase twenty thousand (20,000) shares of the Company’s common stock.

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The exercise price shall be $0.25 per share for the aforementioned 20,000 shares.  You will also be eligible to earn, additional options to purchase shares of the Company’s common stock.  The exercise price for these additional options will be in accordance with the following schedule:

up to 10,000 options at $3.75 per share on the first anniversary date of this signing.

a further 10,000 options at $3.75 per share on the second anniversary date of this signing.

and; a final 10,000 options at $3.75 per share on the third anniversary date of this signing.

Any additional options will be granted under the 1997 Incentive Stock Option Agreement and will be at the current exercise price as determined by that Agreement.

All options to purchase common stock of the Company as described in this item shall be subject to the rules and conditions of the Company’s 1997 Incentive Stock Option Agreement except where herein indicated by this item 3.3 (i.e., exercise price and vesting schedule).

4.                                       Independent Contractor.  You will provide your consulting services as an independent contractor, not as an employee. Nothing herein creates any joint venture, partnership, agency, employment or other relationship between us. You acknowledge your responsibility for and agree to comply with all federal and state tax laws with respect to any payments you receive under this Agreement.  You further agree not to hold yourself out as or characterize yourself as our employee for any purpose.

5.                                       Ownership of Work  You acknowledge that your consulting duties may include the making of inventions.  If at any time during your consulting (whether alone or with any other persons) you evolve or discover any procedures, processes, formulae, methods of production, invention, design, computer program, copyright work or other intellectual property (“Intellectual Property”) regarding ACT funded research in ACT facility and not connected with University or ACT sponsored University research (for more detailed description, see Appendix, Category C) you must disclose to the Company full details including drawings and models.  This includes any Intellectual Property which results from any disclosure to you by a client or potential client of the Company.  Subject to the following provisions of this section 5 all such ACT (see appendix, Category C) Intellectual Property will hold in trust of the Company and at the request and expense of the Company you will do all things necessary and desirable to enable the Company or its nominee to obtain the benefit of the Intellectual Property and to secure patent or appropriate forms of protection for ACT throughout the world in the name of the Company or its nominee.  You will treat such Intellectual Property as the confidential information of the Company unless otherwise instructed by the President of ACT.  Since the Company recognizes that you are an employee of the University and that the agreements are signed by the Company and the University (Research Collaboration Agreement dated April 15, 1996 and Exclusive License Agreement dated April 16, 1996) the following categories of Research Projects and resultant ownership of IP will govern (see Appendix for a summary of research in each category). The categories are:

Category A- Research conducted by and/or supervised by you (James Robl) at the University under contract funded by ACT.  All the research results and Intellectual Property resulted from this research will belong to the University and will come under the Research Collaboration Agreement dated April 15, 1996 and the subsequent Exclusive License Agreement dated April 16, 1996 between the Company (ACT) and the University.

Category B- Research conducted and/or supervised by you (James Robl) at the University and funded by sources other than the company (ACT).  Such research and IP developed under Category B comes under the specific agreements between that funding agency and does not belong to the Company (ACT) nor is it part of this Agreement.

Category C- Research conducted by and/or supervised by you (James Robl) at an ACT (off University campus) facility on projects funded by ACT will belong totally to the Company as Company’s Research Results and IP.

5.2                                 The Company will act reasonably and will not claim rights to any Intellectual Property that has already occurred to you as an employee of the University of Massachusetts if and only if it is described in writing and explained to the Chief Scientific Officer or Vice President of Research and Development of the Company before you sign this Agreement and if you have obtained from him a written disclaimer to that effect and also provided that the invention or idea is not based on the technology derived from Intellectual Property owned by the Company.

5.3                                 The Company recognizes that through your University work it is possible that you may make inventions in areas unrelated to the work of the Company.  You should discuss these unrelated inventions fully with the Chief Scientific Officer to ensure there is no conflict.

5.4                                 The Company will act reasonably and will disclaim in writing rights to any Intellectual Property in which it has no interest.  Only then will you be free to develop any such idea or discovery in your own right provided you do not use the Company’s time, premises, or equipment without the express written consent of the Vice President, Research and Development.

6.                                       Confidentiality All information relating to ACT’s research, projects and business is highly confidential, and you agree to maintain it in strictest confidence and use it only in connection with your work for us and not for any other purpose.  You specifically agree not to reveal any such information to any other persons.  The restrictions in this paragraph shall not apply to information which: (a) you rightfully had before you learned it from or about ACT; (b) subsequently becomes known or available to you from a third

Stock Options

Stice Stock Option Grant.  In 1994, Steven L. Stice, Ph.D. was granted a non-qualified option to purchase shares of common stock of the Company.  Upon the effectiveness of a contemplated reverse stock split, the number of shares of common stock subject to the option will be 50,000 shares.  The optioned shares are fully vested and are exercisable one-half (25,000 shares) at $0.25 per share and one-half (25,000) shares at $3.75 per share.  The option is non-transferable except that upon Dr. Stice’s death, his estate may exercise the option for a period of three years following the date of his death, or until December 31, 2004, the expiration date of the option, whichever comes first.

Proposed Robl Stock Option Grant.  Dr. James Robl has an option for 20,000 shares of Common Stock. Dr. Robl may receive options for up to an additional 30,000 shares based on meeting certain research milestones and/or becoming a full-time employee of the Company.  It is anticipated that the first 20,000 shares will be granted at an exercise price of $0.25 per share and the next 30,000 shares will be granted at an exercise price of $3.75 per share.

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party acting lawfully; (c) becomes generally known by publication, commercial use or otherwise, without violation of this Agreement; or (d) you develop independently and without reference to or reliance upon any information from or about ACT.

7.                                       Conflict of Interest.  During the period of your work for us under this Agreement and for 18 months thereafter, you will not directly or indirectly consult with or work for anyone else engaged in or proposing to engage in commercial exploitation of xenotransplantation, pharmaceutical protein production in transgenic animals or related technology.  Nor during the same period will you engage in such activity for your own account or hire any of our employees or anyone who was an employee of ours anytime during the period you worked for us under this Agreement.  You acknowledge and agree that the restrictions in this paragraph are necessary to protect ACT’s trade secrets, which are essential to ACT’s business.

8.                                       Remedies.  You acknowledge that any violation of the restrictions set forth in Paragraphs 6 and 7 of this Agreement may irreparably damage ACT and that such damage may not be compensable in money.  Consequently, you consent and agree that ACT shall have, in addition to all other rights and remedies as may be available, the right to obtain the issuance of an injunction from any court of competent jurisdiction enjoining any breach of such restrictions.

9.                                       Miscellaneous.  This letter sets forth our entire Agreement.  It supersedes any prior agreements relating to the same matters, whether written or oral.  It may be amended only in writing signed by both parties.  Either party’s failure to enforce any term or condition of this Agreement shall not be deemed a waiver of such term or condition.  The rights and obligations of both parties under Paragraphs 5, 6, 7 and 8 shall survive any termination or expiration of this Agreement.  This Agreement is governed by the laws of Massachusetts without regard to principles of conflicts of laws.  If any provision of this Agreement is unenforceable, it shall be deemed amended to the extent necessary to render it enforceable and the rest of the Agreement shall remain in effect as before.

If the foregoing is in accordance with your understanding and is agreeable, please indicate so by signing and returning both enclosed copies of this letter.  We will return one fully-executed original to you for your files.

ACCEPTED AND AGREED

James Robl		Advanced Cell Technology, Inc.

By:	/s/ James Robl	By:	/s/ [ILLEGIBLE]

Date:	10-3-97	Title:	Chairman

		Date:	10/15/97